Exhibit (d)(2)

AGREEMENT

THIS AGREEMENT, dated as of March 27, 2005 (the “Agreement”) between                                                           (“Executive”) and Silver Lake Partners, L.P., on behalf of the other parties appearing on the signature pages hereto (the “Investors”).

WHEREAS, Executive is currently employed by SunGard Data Systems Inc. (the “Company”) or a subsidiary thereof, and previously entered into a Change in Control Agreement, dated as of December 15, 2004 and clarified by memorandum dated December 30, 2004, (the “Change in Control Agreement”) with the Company pursuant to which Executive will be entitled to certain benefits if a Change in Control (as defined in the Change in Control Agreement) occurs;

WHEREAS, the Company and Solar Capital Corp., a Delaware corporation (“Merger Co”) have entered into the Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Co, or a wholly owned subsidiary of Merger Co, will be merged with and into the Company (with the Company or the corporation surviving the Merger referred to herein as the “Surviving Corporation”) upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”);

WHEREAS, the Investors are the stockholders of Merger Co;

WHEREAS, the Investors desire to provide for Executive’s continued employment with the Surviving Corporation (or a subsidiary thereof) after the Closing on terms and conditions as outlined in this Agreement and the Exhibits hereto;

WHEREAS, the Investors desire that Executive waive his rights and entitlements under the Change in Control Agreement effective immediately prior to the Closing in exchange for the payments, benefits and commitments of Merger Co under the definitive agreements to be negotiated in which the terms and conditions outlined in this Agreement and the Exhibits hereto will be memorialized and executed by the Surviving Corporation and Executive; and

WHEREAS, in order to provide adequate assurances to Executive, as an inducement to continue his employment with the Company through Closing and commence and/or continue employment with the Surviving Corporation (or a subsidiary thereof) upon and following the Closing, as well as in consideration for Executive’s agreement to waive his rights and entitlements under the Change in Control Agreement immediately prior to the Closing, the Investors desire to enter into this Agreement to set forth the terms and conditions of Executive’s continued employment by the Surviving Corporation (or a subsidiary thereof) on and after the Closing as will be set forth in the Definitive Agreements (as such term is defined below).

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

1. Terms of Employment. Effective upon the Closing, the Investors will cause the Surviving Corporation (or a subsidiary thereof) to employ Executive, and Executive will accept such employment, on the terms and conditions as summarized in Exhibit A attached hereto.

2. Equity Awards. Effective upon the Closing, in consideration for services to be rendered and to provide an incentive after the Closing, the Investors shall cause the Surviving Corporation or its ultimate parent to grant equity awards to Executive on terms and conditions summarized in Exhibit A for the amount of equity set forth on the signature page hereof.

3. Equity Investment. Effective on the Closing, Executive, members of Executive’s family or trusts for the benefit of Executive or Executive’s family shall invest, in cash, or at Executive’s option Company shares or options, in the equity of the Surviving Corporation or its ultimate parent and the Surviving Corporation or its ultimate parent shall accept such investment, on terms and conditions summarized in Exhibit A, with a minimum investment in the amount set forth on the signature page hereof; provided that (a) if the Merger Consideration (as defined in the Merger Agreement) is reduced below $36.00 per share, then the amount of such minimum investment may be reduced at Executive’s option in proportion to the reduction in the Merger Consideration, and (b) the amount of such minimum investment may be reduced at Executive’s option if the total equity account is less than 24% of the total capitalization (which equates to a total equity account of approximately $2.7 billion at the initially agreed price of $36.00 per share). For this purpose, the total equity account will include (i) all cash invested in equity securities of Merger Co (as defined in the Merger Agreement), the Surviving Corporation (as defined in the Merger Agreement) or their immediate parent companies and (ii) the amount of equity securities and options rolled over in connection with the Merger (valued in the case of options at the difference between the Merger Consideration per share and the exercise price of the options being rolled over).

4. Definitive Agreements. The Executive shall enter into and the Investors shall cause the Surviving Corporation to enter into, effective on the Closing, a definitive employment agreement and other definitive agreements reflecting the terms and conditions hereof including those summarized in Exhibit A and containing such other terms as are not materially inconsistent with the terms and conditions hereof including those summarized in Exhibit A and not materially adverse to Executive or the Surviving Corporation (collectively, the “Definitive Agreements”).

5. Termination of Change in Control Agreement. Effective immediately prior to the Closing, except as provided under the heading “Change in Control Agreements” in Exhibit A, the Change in Control Agreement shall terminate, and Executive shall have no rights or entitlements thereunder, provided that such termination is subject to the satisfaction of all of the following conditions:

(a) The transactions contemplated by the Merger Agreement are consummated in accordance with the terms thereof, including the accelerated vesting of Executive’s options in accordance with Section 2.04 of the Merger Agreement as in effect on the date hereof;

(b) Simultaneously with Closing, Executive and the Surviving Corporation shall have entered into the agreements referred to in Section 4; and

(c) The Investors and the Surviving Corporation shall have made a commitment that the Surviving Corporation’s CEO shall be a member of its Board of Directors and that the Surviving Corporation’s CFO shall have observer rights to attend meetings of its Board of Directors (other than meetings from which the Board of Directors determines it would be appropriate to exclude him).

Should any such condition not be satisfied, the Change in Control Agreement shall remain in full force and effect in accordance with its terms.

6. Termination of this Agreement. This Agreement shall terminate, and neither party shall have any further rights or obligations hereunder, upon the termination of the Merger Agreement pursuant to Section 8.01 thereof. Upon the consummation of the Merger, the Investors shall cause the Surviving Corporation to assume the Investors’ obligations under this Agreement, and the Investors shall be released from all such obligations.

7. No Other Obligations. Nothing hereunder shall limit or restrict Executive from exercising any duties to the Company, its board of directors or its stockholders to the extent the exercise of such duties is otherwise permitted under Section 6.04 of the Merger Agreement, in which case Executive also shall be permitted to take such further actions as are permitted or contemplated by Section 6.04 of the Merger Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

EXECUTIVE

SILVER LAKE PARTNERS, L.P. On behalf of the INVESTORS

EQUITY AWARDS:

            % of the total equity pool of 15% allocated to executives and other key employees, consisting of Time-Based Options and Performance-Based Options as described in the Summary.

EQUITY INVESTMENT:

Minimum of $                     (including spread value of 2005 PASO)

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